Exhibt 4.11

MEMORANDUM OF AGREEMENT
Norwegian Shipbrokers’ Association’s Memorandum
of Agreement for sale and purchase of ships.
Adopted by The Baltic and International Maritime
Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated: 27 July 2007

Baffin GmbH and Co. KG hereinafter called the Sellers, have agreed to sell, and Britannia Bulk Plc,		1
London, United Kingdom or their guaranteed nominee
hereinafter called the Buyers, have agreed to buy		2

Name: m. v. BAFFIN		3
Classification Society/Class: Germanischer Lloyd		4

Built: 1995 in South Korea	By: Daewoo Shipbuilding	5
Flag: Antigua and Barbuda	Place of Registration: St. John’s	6
Call Sign: V2C16	Grt/Nrt: 27,078/13,844	7
Register Number: IMO 9079169		8

hereinafter called the Vessel, on the following terms and conditions:		9

Definitions		10

“Banking days” are days on which banks are open both in the country		11
of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8 and in the		12
United Kingdom.
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa,		13
a registered letter, telex, telefax or other modern form of written communication.		14

“Classification Society” or “Class” means the Society referred to in line 4.		15

1.	Purchase Price USD 35,500,000 (United States Dollars, thirtyfive million five hundred thousand)	16

2.	Deposit	17

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10%		18
(ten per cent) of the Purchase Price within 3 banking days from the date of this		19
Agreement and the opening of a joint account. This deposit shall be placed with Bremer Landesbank,		20
Breman
and held by them in a joint account for the Sellers and the Buyers, to be released in accordance		21
with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the		22
Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the		23
Buyers.		24

3.	Payment	25

The said Purchase Price shall be paid in full free of bank charges to Bremer Landesbank, Bremen		26
on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect		27
physically ready for delivery in accordance with the terms and conditions of this Agreement and		28
Notice of Readiness has been given in accordance with Clause 5.		29

4.	Inspections	30

a)*	The Buyers have inspected and accepted the Vessel’s classification records. The Buyers	31
	have also inspected the Vessel at/in Rouen, France on 16/17th July 2007	32
	and have accepted the Vessel following this inspection and the sale is outright and definite,	33
	subject only to the terms and conditions of this Agreement.	34

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

b)*	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare~~		35
	~~whether same are accepted or not within~~ 		36
	~~The Sellers shall provide for inspection of the Vessel at/in~~ 		37
	~~The Buyers shall undertake the inspection without undue delay to the Vessel Should the~~		38
	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~		39
	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~		40
	~~During the inspection the Vessel’s desk and engine leg books shall be made available for~~		41
	~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~		42
	~~become outright and definite, subject only to the terms and conditions of the Agreement~~ 		43
	~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~ 		44
	~~after completion of such inspection.~~		45
	~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be~~		46
	~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~		47
	~~released immediately to the Buyers whereafter this Agreement shall be null and void.~~		48

*	4 a) and 4b) are alternatives: delete whichever is not applicable. In the absence of deletions,		49
	alternative 4a) to apply.		50

5.	Notices, time and place of delivery		51

a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall		52
	provide the Buyers with 30, ,20 , and 3 days notice of the estimated time of arrival		53
	at the
	Intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place		54
	of delivery and in every respect physically ready for delivery in accordance with this		55
	Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.		56

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or		57
	anchorage ~~at/in~~ of an Atlantic Basin port.		58
	In the Sellers’ option.		59

	Expected time of delivery:	12th January, 2008	60

	Date of cancelling (see Clauses 5c). 6b) (iii) and 14): 10th Februar, 2008		61

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the		62
	Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in		63
	writing stating the date when they anticipate that the Vessel will be ready for delivery and		64
	propose a new cancelling date. Upon receipt of such notification the Buyers shall have the		65
	option of either cancelling this Agreement in accordance with Clause 14 within 7 running		66
	days of receipt of the notice or of accepting the new date as the new cancelling date, if the		67
	Buyers have not declared their option within 7 running days of receipt of the Sellers’		68
	notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification		69
	shall be deemed to be the new cancelling date and shall be substituted for the cancelling		70
	date stipulated in line 61.		71

	If this Agreement is maintained with the new cancelling date all other terms and conditions		72
	hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full		73
	force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any		74
	claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by		75
	the original cancelling date.		76

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery		77
	the deposit together with interest earned shall be released immediately to the Buyers		78
	whereafter this Agreement shall be null and void.		79

6.	Drydocking/Divers inspection		80

~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~		81
	~~Classification Society of the Vessel’s underwater parts below the deepest load line, the~~		82
	~~extent of the inspection being in accordance with the Classification Society rules. If the~~		83
	~~rudder, propeller bottom or other underwater parts below the deepest load line are found~~		84
	~~broken, damaged or defective so as to effect the Vessel’s class, such defects shall be needs~~		85
	~~good at the Sellers’ expense to the satisfaction of the Classification Society without~~		86
	~~condition/recommendation*.~~		87

b)**	(i) The Vessel is to be delivered without drydocking. However, the Buyers shall		88
	have the right at their expense to arrange for an underwater inspection by a diver approved		89

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

	by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their	90
	cost make the Vessel available for such inspection. The extent of the inspection and the	91
	conditions under which it is performed shall be to the satisfaction of the Classification	92
	Society. If the conditions at the port of delivery are unsuitable for such inspection, the	93
	Sellers shall make the Vessel available at a suitable alternative place near to the delivery	94
	port:	95

	(ii) if the rudder, propeller, bottom or other underwater parts below the deepest load line	96
	are found broken, damaged or detective so as to affect, the Vessel’s class, then unless	97
	repairs can be carried out afloat to the satisfaction of the Classification Society, the	98
	Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the	99
	Classification Society of the Vessel’s underwater parts below the deepest load line, the	100
	extent of the inspection being in accordance with the Classification Society’s rules, if the	101
	rudder, propeller, bottom or other underwater parts below the deepest load line are found	102
	broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made	103
	good by the Sellers at their expense to the satisfaction of the Classification Society	104
	without condition/recommendation*. In such event the Sellers are to pay also for the cost of	105
	the underwater inspection and the Classification Society’s attendance.	106

	(iii) if the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry	107
	docking facilities are available at the port of delivery, the Sellers shall take the Vessel	108
	to a port where suitable drydocking facilities are available, whether within or outside the	109
	delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver	110
	the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the	111
	purpose of this Clause, become the new port of delivery. In such event the cancelling date	112
	provided for in Clause 5 b)) shall be extended by the additional time required for the	113
	drydocking and extra steaming, but limited to a maximum of 14 running days.	114

c)	If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above	115

	(i) the Classification Society may require survey of the tailshaft system, the extent of	116
	the survey being to the satisfaction of the Classification surveyor. If such survey is not	117
	required by the Classification Society, the Buyers shall have the right to require the tailshaft	118
	to be drawn and surveyed by the Classification Society, the extent of the survey being in	119
	accordance with the Classification Society’s rules for tailshaft survey and consistent with	120
	the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they	121
	require the tailshaft to be drawn and surveyed not later than by the completion of the	122
	inspection by the Classification Society. The drawing and refitting of the tailshaft shall be	123
	arranged by the Sellers, Should any parts of the tailshaft system be condemned or found	124
	defective so as to affect the Vessel’s class, those parts shall be renewed or made good at	125
	the Sellers’ expense to the satisfaction of the Classification Society without	126
	condition/recommendation*.	127

	(ii) the expenses relating to the survey of the tailshaft system shall be borne	128
	by the Buyers unless the Classification Society requires such survey to be carried out, in	129
	which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses	130
	if the Buyers require the survey and parts of the system are condemned or found defective	131
	or broken so as to affect the Vessel’s class*.	132

	(iii) the expenses in connection with putting the Vessel in and taking her out of	133
	drydock, including the drydock dues and the Classification Society’s fees shall be paid by	134
	the Sellers if the Classification Society issues any condition/recommendation* as a result	135
	of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers	136
	shall pay the aforesaid expenses, dues and fees.	137

	(iv) the Buyers’ representative shall have the right to be present in the drydock, but	138
	without interfering with the work or decisions of the Classification surveyor.	139
		140
	(v) the Buyers shall have the right to have the underwater parts of the Vessel	141
	cleaned and painted at their risk and expense without interfering with the Sellers’ or the	142
	Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If,	143
	however, the Buyers’ work in drydock is still in progress when the Sellers have	144
	completed the work which the Sellers are required to do, the additional docking time	145
	needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event	146
	that the Buyers’ work requires such additional time, the Sellers may upon completion of the	147
	Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock	148
	and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether	149
	the Vessel is in drydock or not and irrespective of Clause 5 b).	150

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

without condition/recommendation are not to be taken into account.		151

**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,	152
alternative 6 a) to apply.		153

7.	Spares/bunkers, etc.	154

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on		155
shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare		156
propeller(s)/propeller blade(s), If any, belonging to the Vessel at the time of inspection used or		157
unused, whether on board or not shall become the Buyers’ property, but spares on order are to be		158
excluded, Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to		159
replace spare parts including spare tail - end shaft(s) and spare propeller(s)/propeller blade(s) which		160
are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the		161
property of the Buyers. The radio installation and navigational equipment shall be included in the sale		162
without extra payment if they are the property of the Sellers. Unused stores and provisions shall be		163
included in the sale and be taken over by the Buyers ~~without extra payment~~. At prices as per last invoices.		164

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the		165
Sellers’ flag or name, provided they replace same with similar unmarked items, Library, forms, etc.,		166
exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s,		167
Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale,		168
as well as the following additional items (including items on hire):		169

1. Globe Wireless Communication Equipment

2. Iridium Telephone

3. Gas Bottles

The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and
sealed drums and pay ~~the current not market price (excluding barging expenses) at the [ILLEGIBLE]and date~~		170
~~of delivery of the Vessel~~.		171
Fuel Oil: USD as per Platt’s quoted in the bunkering port nearest to the delivery port.		172
Diesel Oil: USD as per Platt’s quoted in the bunkering port nearest to the delivery port.
Lub Oil: Prices as per last invoices.
Heavy Oil: Prices as per last invoices.
Greases: Prices as per last invoices.

Payment under this Clause shall be made at the same time and place and in the same currency as		173
the Purchase Price.		174

8.	Documentation	175

The place of closing: Bremen		176

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery		177
documents, ~~namely~~ as listed in Addendum No. 1.		178

~~a)~~	~~Legal Bill of Sale in a form recordable in (the security to which the Buyers are~~	179
	~~to register the Vessels); warranting that the Vessels is free from all encumbrances, mortgages~~	180
	~~and maritime liens or any other debts or claims whatsoever, duly notarially attested and~~	181
	~~legalized by the consult of such country or other competent authority.~~	182

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of~~ 	183
	~~the Vessel.~~	184

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~	185

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from~~ 	186
	~~registered encumbrances.~~	187

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official [ILLEGIBLE] of~~	188
	~~deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the~~	189
	~~registry does not as a matter of practice issue such documentation immediately a written~~	190
	~~undertaking by the Sellers to affect deletion from the Vessel’s registry forthwith and furnish a~~	191
	~~Certificate or other official evidence of deletion to the Buyers promptly and latest within 4~~	192
	~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~	193

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities.~~	194
	~~for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~ 	195

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

	~~documents as soon as possible after the date of this Agreement.~~	196

	At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of	197
	Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the	198
	Buyers.	199

	At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all	200
	plans etc., excluding ISM/ISPS Manuals and plans which are on board the Vessel. Other certificates	201
	which are on board the Vessel shall also
	be handed over to the Buyers unless the Sellers are required to retain same, in which case the	202
	Buyers to have the right to take copies. Other technical documentation which may	203
	be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so	204
	request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take	205
	copies of same.	206

9.	Encumbrances	207

	The Sellers warrant that the Vessel, at the time of delivery, is free from all ~~charters~~, encumbrances,	208
	mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to	209
	indennify the Buyers against all consequences of claims made against the Vessel which have	210
	been incurred prior to the time of delivery. The vessel is fixed under the attached NYPE Charter Party	211
	dated 29 January 2007 for account of Kristian Jebsens Rederi A/S, Norway for which the Buyers
	guarantee to the Sellers to take over and perform the entire Charter Party terms as new Owners.

10.	Taxes, etc.	212

	Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag	213
	shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’	214
	register shall be for the Sellers’ account.	215

11.	Condition on delivery	216

	The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is	217
	delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be	218
	delivered and taken over as she was at the time of inspection, fair wear and tear excepted.	219
	However, the Vessel shall be delivered with her class maintained without condition/recommendation*,	220
	free of average damage affecting the Vessel’s class, and with her classification certificates and	221
	national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and	222
	unextended without condition/recommendation* by Class or the relevant authorities at the time of	223
	delivery.	224
	“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if	225
	applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over	226
	without inspection, the date of this Agreement shall be the relevant date.	227

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society	228
	without condition/recommendation are not to be taken into account.	229

12.	Name/markings	230

	Upon delivery the Buyers undertake to change the name of the Vessel and alter tunnel markings.	231

13.	Buyers’ default	232

	Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this	232
	Agreement, and they shall be entitled to claim compensation for their losses and for all expenses	234
	incurred together with interest.	235
	Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to	236
	cancel the Agreement, in which case the deposit together with interest earned shall be released to the	237
	Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further	238
	compensation for their losses and for all expenses incurred together with interest.	239

14.	Sellers’ default	240

	Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready	241
	to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have	242
	the option of canceling the Agreement provided always that the Sellers shall be granted a	243
	maximum of 3 banking days after Notice of Readiness has been given to make arrangements	244

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

	for the documentation set out in Clause 8. If after Notice of Readiness has been given but before	245
	the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically	246
	ready again in every respect by the date stipulated in line 61 and new Notice of	247
	Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect	248
	to cancel this Agreement the deposit together with interest earned shall be released to them immediately.	249
	Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready	250
	to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for	251
	their loss and for all expenses together with interest if their failure is due to proven	252
	negligence and whether or not the Buyers cancel this Agreement.	253

15.	Buyers’ representatives	256

	After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers	257
	have the right to place two representatives on board the Vessel at their sole risk and expense upon	258
	arrival at convenient port ~~on or about~~ expected to be early August 2007.	259
	These representatives are on board for the purpose of familiarisation and in the capacity of	260
	observers only, and they shall not interfere in any respect with the operation of the Vessel. The	261
	Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation. After 7 (seven)
	days of the deposit being lodged in the joint account, Buyers can place their 2 (two) representatives
	onboard until time of delivery.

16.	Arbitration	262

a)*	This Agreement shall be governed by and construed in accordance with English law and	263
	any dispute arising out of this Agreement shall be referred to arbitration in London in	264
	accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or	265
	re-enactment thereof for the time being in force, one arbitrator being appointed by each	266
	party. On the receipt by one party of the nomination in writing of the other party’s arbitrator,	267
	that party shall appoint their arbitrator within fourteen days, failing which the decision of the	268
	single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree	269
	they shall appoint an umpire whose decision shall be final. Arbitrators to be members of the	270
	LMAA.

	~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the~~	271
	~~United States Code and the Law of the State of New York and should any dispute arise out of~~	272
	~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to~~	273
	~~be appointed by each of the parties hereto, and the third by the two so chosen; their~~	274
	~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~	275
	~~Agreement may be made a rule of the Court.~~	276
	~~The proceedings shall be conducted in accordance with the rules of the Society of~~	277
	~~Maritime Arbitrators, Inc. New York.~~	278

	~~c)* Any dispute arising out of this Agreement shall be referred to arbitration at,~~	279
	~~subject to the procedures applicable there.~~	280
	~~The laws of --------------------shall govern this Agreement.~~	281

	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of	282
	deletions, alternative 16 a) to apply.	283

Sellers:	Buyers:
/s/ M. Heinrichs	/s/ Cliff Hanson
Franklin GmbH and Co. KG	Britannia Bulk Plc

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

ADDENDUM NO. 1

to a Memorandum of Agreement dated 27 July 2007 (the “MOA”)
between

M/S “Baffin” GmbH & Co KG of Bremen, Germany
(the “Sellers”)
and
Enterprise Bulk Services S.A. of Panama
(the “Buyers”)

for the sale of M.V. BAFFIN (the “Vessel”)

It has this day been mutually agreed between the Sellers and the Buyers as follows:

A)       In exchange for the payment of purchase price and all other sums due at the time of delivery of the Vessel the Sellers shall provide the Buyers with following documents (where not in English along with certified English translation):

1.                          Bill of Sale (Form 10A) in two (2) originals, specifying that the Vessel is free from all encumbrances, mortgages and maritime liens any other debts or claims whatsoever, notarially attested and legalised by Apostille. The Notify Public shall expressly confirm on each Bill of Sale (i) the authenticity of the signature; (ii) the due authority of the person executing the Bill of Sale on behalf of the Sellers; (iii) that at the time of execution of the Bill of Sale the Sellers were the owners of the Vessel and (iv) that at the time of execution of the Bill of Sale the Vessel is free from registered encumbrances;

2.                          Evidence that the sale of the Vessel to the Buyers has been duly authorised by the Sellers, namely:-

(a)                    original minutes of separate meetings of the Board of Directors and Shareholders of the Sellers resolving to sell the Vessel to the Buyers, notarially attested and legalized by Apostille;

(b)                   original Power of Attorney of the Sellers, notarially attested and legalised by Apostille, authorising their appointed representatives so execute all necessary documents in order to  all the Vessel to the Buyers;

(c)                    original Secretarial Certificate of the Sellers, notarially attested and legalised by Apostille, confirming the names of the Directors and Officers of the Board of Directors of the Sellers and attaching certified copies of the following documents:-

(i)                        Certificate of Incorporation;

(ii)                     Memorandum and Articles of Incorporation / By-laws of the Sellers, or the equivalent constitutional documents of the Sellers; and

(d)                   Original Certificate of Goodstanding of the Sellers dated not earlier than ten (10) Banking Days prior to the date of delivery of the Vessel;

3.                          An original Transcript of Register for the Vessel issued by the German Ship Registry in Hamburg and dated the date of delivery of the Vessel confirming that the Vessel is (i) owned by the Sellers and (ii) free of all registered encumbrances. In the event that an original Transcript of Register for the Vessel is not available of the Closing Meeting then Sellers to arrange for the German Ship Registry in Hamburg to send a fax copy of the original Transcript of Register to the Closing Meeting and Sellers to deliver to Buyers an Undertaking to deliver the original Transcript of Register to the Buyers within five (5) Banking Days of delivery;

4.                          If as a matter of practice the same is issued by the German Ship Registry in Hamburg, an original and valid consent to the sale and deletion of the Vessel issued by the German Ship Registry in Hamburg;

5.                          An original Deletion Certificate for the Vessel issued by the Antigua and Barbuda Ship Registry (on termination of the bareboat registration of the Vessel;

6.                          An original Closed Continuous Synopsis Record (CSR) issued by the Antigua and Barbuda on deletion of the Vessel from the bareboat charter registration;

7.                          An original Confirmation of Class issued by the Vessel’s classification society and dated not earlier than three (3) Banking Days prior to the date of delivery of the Vessel confirming that the Vessel is in class and free from recommendations and/or conditions;

8.                          Copies of the Vessel’s Antigua and Barbuda Certificate of Registry and Radio Licence and (if available) German Certificate of Registry and Radio Licences and unexpired copies of the Vessel’s Safety Equipment, Safety Construction, Safety Equipment, Loadline, International Tonnage, I.O.P.P., ISM DOC, ISM SMC, ISPS ISSC and ISPS CSR and all other relevant Vessel’s certificates to be provided by Sellers to the Buyers within five (5) Banking Days of the connection by both Parties in fax or email copy of this Addendum;

9.                          An original Certificate of Deletion for the Vessel issued by the German Ship Registry in Hamburg dated the date of delivery of the Vessel to the Buyers duly notarized and / or authenticated by means of an Apostille for Panama OR if as a matter of practice an Original Deletion Certificate is not available at the time of delivery of the Vessel, a letter from the Sellers to the Buyers undertaking to provide an original Deletion Certificate issued by the German Ship Registry in Hamburg (duly notarized and / or authenticated by means of an Apostille for Panama as aforesaid) to the Buyers as soon as possible following delivery but in any event within thirty (30) days of the date of delivery of the Vessel;

10.                    Written Undertaking from the Sellers to deliver to the Buyers as soon as practicable but in any event within thirty (30) days from the date of delivery of the Vessel in original Closed Continuous Synopsis Record issued by the German Ship Registry;

11.                    Commercial Invoice for the Vessel in two (2) originals;

12.                    An invoice for bunkers and lubricating oils remaining on board the Vessel at the time of delivery with all supporting vouchers;

13.                    Letter from the Sellers confirming that to the best of Sellers’ knowledge and belief during the period of the Seller’s ownership the Vessel has not been blacklisted by the Arab Boycott League in Damascus or by any other nation, state or organisation;

14.                    Letter from the Sellers confirming that during the period of the Sellers’ ownership the Vessel has not been detained by any Port State Control authorities;

15.                    Letter of confirmation from the Sellers that to the best of Sellers’ knowledge and belief during the period of the Sellers’ ownership the Vessel has not touched bottom.

16.                    Letter of confirmation from the Sellers confirming that at the time of delivery of the Vessel they shall decommission INMARSAT(s) without delay; and

17.                    Any additional documents as may reasonably be required by the Panama Ship Registry for the purpose of registering the title in the Vessel in the Buyers, provided that the Buyers notify the Sellers of any such documents as soon as reasonably practicable after the date hereof.

Latest, one (1) Banking Day prior to date of tendering Notice of Readiness the Sellers shall provide the Buyers with a full set of specimen copies of above listed delivery documents except Items A 3, 5, 7 and 8 which shall be provided to the Buyers when issued.

At the time of delivery the Sellers shall also hand to Buyers all classification and trading certification which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers accept the Original Certificate of Registry, Radio Licence, the ISM DOC, the ISM SMC and the ISPS ISSC  but the Buyers have the right to take copies.

B.                        Documents to be provided by the Buyers:

(1)                    Original Minutes of the Board of Directors of the Buyers, notarially attested and legalised by Apostille resolving to purchase the Vessel from the Sellers and to release the 5% deposit in the joint account held in the name of the Buyers and the Sellers;

(2)                    Original Power of Attorney of the Buyers, notarially attested and legalised by Apostille, authorising its appointed representatives to execute all necessary documents in order to purchase the Vessel from the Sellers and to release the 5% deposit held in the joint account in the name of the Buyers and the Sellers;

(3)                    Certificate of Goodstanding of the Buyers dated not earlier than ten (10) Banking Days prior to the date of delivery of the Vessel.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

All other terms and conditions of this Memorandum of Agreement to remain in full force and effect.

Dated this         day of August 2007.

/s/ M. Heinrich	/s/ Cliff Hanson
For SELLERS	For BUYERS

Internaut Shipping GmbH
Hamburg Branch
Gr Elbstr 145 e
22767 Hamburg
Germany

27th July 2007

Dear Sirs

Pursuant to our MOA agreements for my Baffin and my Franklin dated 21.7.2007 and a successful delivery/handover of each vessel we, Britannia Bulk Plc, London, hereby guarantee to Internaut Shipping the performance of vessels’ as new owners under NYPE Charter Party dated 29, January 2007 for account of Kristian Jebsens Rederi A/S, Bergen.

Yours faithfully

/s/ C.J Hanson
C J Hanson Managing Director

Britannia Bulk plc	Phone:	+44 (0)20 7264 4900
Dexter house	Fax:	+44 (0)20 7264 4949
2 Royal Mint Court	E-mail	management@britbulk.com
London EC3N 4QN, UK	Internet	www.britbulk.com

Reg in Eng. No 03842976	VAT Reg. No: GB 774 14 5127